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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
FEBRUARY 27, 2004

               LIBERTY MEDIA CORPORATION ANNOUNCES SHARE EXCHANGE
                          AGREEMENT WITH MAGNESS GROUP

ENGLEWOOD, Colorado - Liberty Media Corporation (NYSE: L, LMC.B) today announced that it has reached agreements with parties related to the Bob Magness family pursuant to which those parties will exchange all of their 96 million shares of Liberty Media Series B common stock for 105 million shares of Liberty Media Series A common stock. The Magness parties involved in the transaction include estates and other persons or entities related to the late founder of Liberty Media's former parent company, Tele-Communications, Inc., and members of his family. Closing of this transaction is expected within one week.

Pursuant to a stockholders' agreement among Liberty Media, members of the Malone family and members of the Magness group, John Malone has the right to direct the vote of all Series B Liberty Media shares held by the Magness group. The acquisition by Liberty Media of Series B shares in the pending transaction will reduce Mr. Malone's percentage voting power in Liberty Media from approximately 43% to approximately 28%. Mr. Malone will own approximately 90% of the Series B shares outstanding after completion of the transaction.

Liberty Media Corporation (NYSE: L, LMC.B) is a holding company owning interests in a broad range of electronic retailing, media, communications and entertainment businesses operating in the United States, Europe, South America and Asia. Our businesses are classified in three groups; Interactive, Networks and International and include some of the world's most recognized and respected brands, including QVC, Encore, STARZ!, Discovery, UnitedGlobalCom, Inc., IAC/InterActiveCorp, and News Corporation.

Contact:
Mike Erickson 877-772-1518